                      STANDSTILL AND FORBEARANCE AGREEMENT

          THIS STANDSTILL AND FORBEARANCE AGREEMENT (the "Standstill Agreement") is made as of the 1st day of July, 1999 by and among PNC BANK, NATIONAL ASSOCIATION, as agent for the Banks (the "Agent"), PARTY CITY CORPORATION, a corporation of the State of Delaware ("Borrower"), PARTY CITY MICHIGAN, INC., a corporation of the State of Delaware ("Guarantor") and PNC BANK, NATIONAL ASSOCIATION, ("PNC"), THE CHASE MANHATTAN BANK ("Chase"), NATIONAL CITY BANK OF PENNSYLVANIA ("National City"), FLEET BANK, N.A. ("Fleet") and LASALLE BANK, N.A. ("LaSalle") (collectively PNC, Chase, National City, Fleet and LaSalle, including their successors and assigns, the "Banks").

                               W I T N E S S E T H

          WHEREAS, the Banks, Agent, Borrower and Guarantor entered into a Credit Agreement dated April 24, 1998, as amended as of June 26, 1998 (the "Credit Agreement"), pursuant to which the Banks agreed to make advances to Borrower on a revolving basis up to Sixty Million ($60,000,000) Dollars under the terms and conditions set forth in the Credit Agreement (as hereinafter defined); and

          WHEREAS, the Borrower has granted a lien to the Agent for the benefit of the Banks in substantially all of its business assets as more particularly set forth in the Credit Agreement and that certain Security Agreement dated April 24, 1998; and

          WHEREAS, the Borrower, Banks, Agent and Guarantor entered into a Waiver and Consent Agreement dated March 29, 1999 as amended by the Amendment to Waiver and Consent Agreement dated as of April, 1999 (collectively the "Waiver Agreement"); and

          WHEREAS, in order to induce the Banks and the Agent to enter into the Credit Agreement with the Borrower, the Guarantor executed a Guaranty and Suretyship Agreement dated April 24, 1998 (the "Guaranty") and to secure the Guaranty, Guarantor executed a certain Security Agreement ("Subsidiary") dated April 24, 1998 (the "Guarantor Security Agreement") wherein the Guarantor has granted a lien to the Agent for the benefit of the Bank in substantially all of its business assets as more particularly set forth in the Guarantor Security Agreement; and

          WHEREAS, the Borrower is in default under the terms of the Credit Agreement and the Waiver Agreement has expired; and

          WHEREAS, the Borrower and Guarantor have represented to the Banks and the Agent that the Borrower is seeking to recapitalize itself through the sale of some its retail stores and/or the obtaining of additional equity through investors and thereby infuse approximately FORTY MILLION DOLLARS ($40,000,000) into the Borrower's operations, a portion of which shall be used to repay the obligations of Borrower to the Banks; and

          WHEREAS, Borrower and Guarantor have requested that the Banks and Agent agree to forbear from exercising their rights and remedies under the Credit Agreement from the date hereof until the earlier of (a) June 30, 2000 or (b) the occurrence of an Event of Default (as hereinafter defined); and

          WHEREAS, the Borrower is indebted to its Trade Vendors (as hereinafter defined) in the sum of approximately $47,000,000; and

          WHEREAS, the Trade Vendors have, contemporaneously herewith and as a condition to the Banks and the Agent entering into this Standstill Agreement, agreed to a Standstill and Forbearance Agreement with the Borrower and an Intercreditor Agreement with the Banks and the Agent;

          WHEREAS, the Banks and Agent, in reliance on the representations of the Borrower and Guarantor regarding the recapitalization of Borrower and repayment of the obligations owed to the Banks and other matters referred to herein, are willing to enter into this Standstill Agreement under the terms and conditions hereinafter set forth.

          NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and Ten Dollars and other good and valuable consideration the receipt of which is hereby acknowledged, it is agreed as follows:

                                    AGREEMENT

          1. Definitions.
             -----------

             a. The term "Agent" shall mean PNC Bank, National Association as agent for all of the Banks.

             b. The term "Asset Purchase Agreement" shall mean the agreement or agreements pursuant to which the Borrower enters into any Store Sale.

             c. The term "Banks" shall have the meaning set /forth in the preamble to this Standstill Agreement.

             d. The term "Borrower" shall have the meaning set forth in the preamble to this Standstill Agreement.

             e. The term "Commitments" shall have the meaning ascribed to it in the Credit Agreement.

             f. The term "Credit Agreement" shall mean the $60,000,000 Revolving Credit Facility Credit Agreement by and among Borrower, the Banks and the Agent dated as of April 24, 1998, the Security Agreement, the Revolving Credit Notes and all other related documents executed in furtherance thereof or related thereto, as same may have been heretofore or may hereafter be amended, modified, changed, supplemented or restated, including but not limited to the Waiver Agreement.

             g. The term "Eligible Inventory" shall mean and include Inventory as shown on the books of Borrower in accordance with generally accepted accounting principles and valued at the lower of cost or market value, which is not, in the reasonable opinion of the Agent and the Required Banks, obsolete, slow moving or unmerchantable, based on such considerations as Agent or the Required Banks may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. For the purposes of this Standstill Agreement, Borrower's seasonal pack-away inventory (to the extent otherwise eligible as stated above) shall be Eligible Inventory.

             h. The term "Existing Trade Debt" shall mean the unsecured debt owedby the Borrower to its Trade Vendors as of July 15, 1999 in the approximate sum of $47,000,000, as listed on Schedule 1.h. annexed hereto and made a part hereof.

             i. The term "Event of Default" shall have the meaning as ascribed to it in paragraph 8 hereof.

             j. The term "Existing Defaults" shall mean those defaults presently existing under the terms of the Credit Agreement as set forth in Schedule 1.j. hereof.

             k. The term "Forbearance Period" shall mean that period during which the Agent and the Banks shall forbear in exercising their rights and remedies under the Credit Agreement and which shall be from the date hereof until the earlier of (a) June 30, 2000 or (b) the occurrence of an Event of Default.

             l. The term "Guarantor" shall mean Party City Michigan, Inc., a corporation of the State of Delaware.

             m. The term "Intercreditor Agreement" shall mean the agreement entered into by and among the Seasonal Trade Creditors, the Seasonal Trade Agent, the Investor Agent, the Investors, the Agent and the Banks contemporaneously herewith.

             n. The term "Inventory" shall have the meaning ascribed to it in the Security Agreement (Parent) dated April 24, 1998 between the Borrower and the Agent, which shall include but not be limited to all of Borrower's now owned or hereafteracquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

             o. The term "Investment" shall mean debt financing in the Borrower by the Investors in the sum of not less than $30,000,000.

             p. The term "Investment Obligations" shall mean all obligations of the Borrower under the documents delivered in connection with the Investment.

             q. The term "Investor Agent" shall mean Enhanced Retail Funding,
LLC.

             r. The term "Investors" shall mean, collectively, the purchasers of the Notes pursuant to the Securities Purchase Agreement with the Borrower dated as of August __, 1999.

             s. The term "Investor/Banks Shared Lien" shall mean the lien granted by Borrower to the Agent and the Investor Agent in the Borrower's Collateral other than Inventory which is to be shared pro-rata by the Agent and the Investor Agent in accordance with the terms of the Intercreditor Agreement.

             t. The term "Loan" or "Loans" shall mean the indebtedness of the Borrower and the Guarantor to the Banks pursuant to the Credit Agreement.

             u. The term "Maximum Commitment" shall mean the amount of Revolving Loans the Banks are committed to make under the Credit Agreement as modified by
Section 5 hereof.

             v. The term "Net Proceeds" shall have the meaning set forth in paragraph 5.e. hereof.

             w. The term "Obligation" or "Obligations" shall have the meaning set forth in the Credit Agreement.

             x. The term "Seasonal Trade Agent" shall mean Zahn Associates, Inc.

             y. The term "Seasonal Trade Creditors" shall mean vendors which supply Borrower with primarily Halloween, Thanksgiving and/or Christmas/New Year's Inventory, as set forth on Schedule 1.y. annexed hereto and made a part hereof.

             z. The term "Shared Liens" shall mean the liens granted by Borrower to the Agent, the Investor and the Seasonal Trade Agent in the Borrower's Inventory which are to be shared pro-rata by the Agent, the Investor and the Seasonal Trade Agent in accordance with the terms of the Intercreditor Agreement, and each of such liens shall be referred to as a "Shared Lien".

             aa. The term "Standstill Agreement" shall mean this Standstill and Forbearance Agreement.

             bb. The term "Store Sale" or Store Sales" shall mean the sale of any retail store or the assets or substantially all of the assets of any retail store now or hereafter owned by Borrower.

             cc. The term "Termination Event" shall mean any event which causes the Forbearance Period to end.

             dd. The term "Trade Agreement" shall mean the standstill agreement to be entered into by and among certain Trade Vendors, the Seasonal Trade Creditors and the Borrower containing terms and conditions in form and substance acceptable to the Agent and the Banks contemporaneously herewith.

             ee. The term "Trade Vendors" shall mean the Borrower's unsecured suppliers of Inventory, trade goods and services to the Borrower.

             ff. The term "Waiver Agreement" shall mean the Waiver and Consent Agreement dated March 29, 1999 as amended by the Amendment to Waiver and Consent Agreement dated as of April, 1999.

          2. Incorporation of Recitals. The recitals set forth above are incorporated herein by reference, made a part hereof, and acknowledged by the Borrower and the Guarantor to be true and correct as of the date hereof.

          3. Acknowledgment of Indebtedness. Borrower and Guarantor acknowledge that:

             (a) As of July 1, 1999, there is outstanding the principal amount of Fifty Eight Million Five Hundred Fifty Thousand Dollars ($58,550,000) together with accrued and to accrue interest, costs and expenses (including the Agent's and each Bank's in-house and outside legal fees).

             (b) Such sums are due to the Banks without any defense, offset, recoupment, or counterclaim whatsoever.

          4. Obligations and Defaults Under Credit Agreement. The Borrower and Guarantor each represent, warrant and acknowledge to the Banks and the Agent the following with respect to the actions of the Banks and the Agent as a result of the defaults by the Borrower and the Guarantor:

             (a) The Banks and the Agent have fully and completely performed as required under the Credit Agreement and the Waiver Agreement and have satisfied all obligations they have or had to the Borrower and the Guarantor under the Credit Agreement, the Waiver Agreement or otherwise. The Borrower and Guarantor acknowledge and agree that except as provided for in the Standstill Agreement the Banks and the Agent have no obligation to advance any additional funds under the Credit Agreement or otherwise, to or at the request of the Borrower.

             (b) The Borrower and the Guarantor and each of them have absolutely no claim against nor right of setoff against the Banks or the Agent.

             (c) The Borrower and Guarantor acknowledge: (i) the Existing Defaults; (ii) that there is no defense to any of the Existing Defaults; (iii) that the Agent, on behalf of the Banks, today could rightfully exercise all rights, remedies and privileges of enforcement against each of the Borrower and the Guarantor by virtue of the Existing Defaults, all without defense or setoff of any kind; (iv) that by not exercising the rights, remedies and privileges available to the Banks and the Agent the Banks and the Agent are not waiving and have not waived any of their rights to do so and (v) by entering into this Standstill Agreement the Banks and the Agent are not establishing a course of conduct nor a pattern of operation nor an implicit understanding they may or will ever further revise or modify any term or condition of the Credit Agreement or this Standstill Agreement.

          5. Terms of Forbearance and Standstill. During the Forbearance Period and so long as no Event of Default or Termination Event occurs, the Banks and Agent agree to forbear from exercising any remedies available to them under the Credit Agreement or taking any legal or other action available to them, at law or in equity, as a result of the occurrence of the Existing Defaults; provided:

             a. The Commitments shall be permanently reduced as follows:

                (i) On or before July 15, 1999 to the sum of not more than $56,000,000;

                (ii) On or before July 31, 1999 to the sum of not more than $54,000,000;

                (iii) On or before closing of the Investment, but no later than August 17, 1999 to the sum of not more than $50,000,000;

                (iv) On or before September 30, 1999 to the sum of not more than $40,000,000;

                (v) On or before October 15, 1999 to the sum of not more than $35,000,000; and then

                (vi) On or before October 30, 1999, to the sum of not more than $15,000,000.

Each of the foregoing reductions in the Commitments shall be accompanied or preceded by a permanent repayment of the Obligations down to an aggregate outstanding amount, as of the date of each such reduction, of not more than the Commitments as so reduced.

          Anything herein to the contrary notwithstanding, to the extent Borrower shall have Loans outstanding which in the aggregate on any day total less than the Maximum Commitment, Borrower may reborrow at any time up to the amount of the Maximum Commitment, except that the provisions of paragraphs 5.b.(ii), and 5.b.(iii) shall also apply to any such right to reborrow on such day.

             b. If each of the foregoing reductions, and corresponding repayment of Obligations, has occurred as and when provided above, and if no Event of Default or Termination Event has occurred on and after October 30, 1999, the Borrower shall be permitted to reborrow, repay and reborrow under the Credit Agreement from October 30, 1999 to June 30, 2000 under the following terms and conditions:

                (i) The maximum aggregate amount available for borrowing on any day shall be limited as follows:

                       (A) For the period from October 30, 1999 to December 15, 1999 to the lesser of (x) $15,000,000 or (y) an amount equal to Eligible Inventory minus the outstanding amount of the Shared Lien multiplied by 40% on such day;

                       (B) For the period from December 16, 1999 to January 15, 2000, to the lesser of (x) $15,000,000 or (y) an amount equal of Eligible Inventory minus the outstanding amount of the Shared Lien multiplied by 40% on such day, provided, however, during two consecutive weeks (the "Clean-UpPeriod") occurring within the period from December 16, 1999 to January 15, 2000, the outstanding amount of the Obligations shall not exceed $5,000,000; and

                       (C) During the Period from January 15, 2000 to June 30, 2000, to the lesser of (x) $15,000,000 or (y) an amount equal to Eligible Inventory minus the outstanding amount of the Shared Lien multiplied by 40% on such day.

In addition, if at any time during any of the foregoing periods the aggregate amount of Obligations exceeds the borrowing limits set forth above, the Borrower shall immediately repay the Obligations in an amount equal to such excess.

                (ii) All of the conditions precedent to additional borrowing set forth herein or in the Credit Agreement shall continue to apply to each additional borrowing provided for hereunder except that, as an additional such condition precedent, no Event of Default (or event or condition which with notice, lapse of time or both, will become an Event of Default) or Termination Event shall have occurred at the time any such additional borrowing is requested or made (and so long as no such events have occurred, continued existence of the Existing Defaults shall be disregarded).

                (iii) In addition to the rights and remedies otherwise contained herein and in the Credit Agreement, if an Event of Default or a Termination Event shall occur, the Agent may, and shall upon the request of the Required Banks (as defined in the Credit Agreement), by written notice to the Borrower, terminate the Borrower's ability to borrow pursuant to the above provisions.

             c. Borrower shall continue to pay interest to the Agent on the first day of each month as follows:

                (i) Until the Obligations due under the Credit Agreement are permanently reduced to Thirty Five Million Five Hundred Thousand Dollars ($35,500,000), interest on the outstanding principal balance of the Loan shall be calculated at the rate of the PNC Base Rate plus 200 basis points per annum; and then

                (ii) Until the permanent reduction of the Obligations due under the Credit Agreement to Fifteen Million Dollars ($15,000,000), interest on the outstanding principal balance of the Loan shall be calculated at the rate of the PNC Base Rate plus 150 basis points per annum; and then

                (iii) Upon the permanent reduction of the Obligations due under the Credit Agreement to less than Fifteen Million Dollars ($15,000,000), interest on the outstanding principal balance of the Loan shall be calculated at the rate of the PNC Base Rate plus 100 basis points per annum.

             d. Borrower shall diligently and in good faith continuously work toward bringing to closing between 12 and 20 Store Sales. All such Store Sales shall be conditioned upon the Borrower obtaining the prior written consent of the Agent for each such sale.

             e. One hundred percent (100%) of the Net Proceeds of each Store Sale shall be paid to the Agent notwithstanding the terms of the Intercreditor Agreement. To the extent that the application of the Net Proceeds to the Borrower's Obligations to the Banks results in the unpaid portion of the Obligations being less than the Maximum Commitments, then, in that event, the Borrower shall have the right to borrow, repay and reborrow up to the amount of the Maximum Commitments then available at the time of each such borrowing request in accordance with Section 5.b. hereof, provided however, twenty five (25%) percent of the Net Proceeds shall be retained by the Banks and shall not be available for reborrowing until after September 30, 1999, notwithstanding such reborrowing might otherwise be permitted under Section 5.b. above.

         For the purposes of this Standstill Agreement the term "Net Proceeds" shall mean: (i) the gross sales price of each Store Sale less (x) expenses directly attributable to such sale (including reasonable legal fees), (y) capital gains taxesattributable to each sale, if any; and (ii) the New Trade Credit (defined in the Intercreditor Agreement), incurred in the purchase of Inventory included in the Store Sale and repaid from the proceeds thereof.

             f. Subject to Borrower's right to reborrow as herein provided, in addition to all other sums to be paid to the Agent, the Borrower shall pay the gross amount of all Franchise Fees and Royalties received from Franchisees of Borrower to the Agent. All such fees and royalties shall be shall be deposited to the lock box account referred to in Section 5.j. below hereof

             g. At all times during the term of this Standstill Agreement the ratio of the Banks' Pro-Rata Share multiplied by the amount of the Eligible Inventory (including Eligible Inventory ordered and for which payment has been made in full or to the extent necessary to obtain delivery) plus cash collateral to the aggregate outstanding amount of the Obligations, shall not at any time be less than 1. 11 to 1. For the purposes of the foregoing calculation, the term "Banks' Pro-Rata Share" shall mean at any time the percentage of which the aggregate outstanding amount of the Obligations at such time bears to the aggregate outstanding amount of all indebtedness, obligations or other liabilities (whether owing to the Banks, the Seasonal Trade Creditors, the Investors or otherwise) secured in whole or in part, by Inventory at such time.

             h. All Asset Purchase Agreements shall be in form and substance satisfactory to Agent and shall be assignable and shall be assigned to the Agent for the benefit of the Banks as further security for the Borrower's Obligations to the Banks. To this end Borrower hereby sells, assigns and transfers to Agent, for the benefit of the Banks, all of Borrower's right, title and interest in and to each of the Asset Purchase Agreements and the proceeds thereof, now or hereafter entered into by Borrower including but not limited to those set forth in Schedule 5.h. hereof. Anything herein to the contrary notwithstanding, neither the Agent nor any of the Banks shall, by acceptance of this assignment, undertake to fulfill on behalf of the Borrower, any of the obligations of Borrower imposed under the terms of any of the Asset Purchase Agreements.

             Borrower hereby irrevocably constitutes and appoints the Agent as Borrower's true and lawful attorney, with power of substitution, to ask, demand and receive, and to take all lawful means for the recovery of money due or to become due under the Asset Purchase Agreements and on payment, to acknowledge satisfaction or discharge of any obligation under the Asset Purchase Agreements.

             i. Borrower and not less than that number of Trade Vendors holding not less than $30,000,000 in Existing Trade Debt shall have executed the Trade Agreement, and not less than75% of the Seasonal Trade Creditors shall have executed and delivered both the Trade Agreement and the Intercreditor Agreement and at all times during the term of this Standstill Agreement, the Borrower, the Trade Vendors and the Seasonal Trade Creditors who executed the Trade Agreement and/or the Intercreditor Agreement (as applicable) shall continue to be in substantial compliance with the terms of the Trade Agreement and the Intercreditor Agreement.

             j. At all times during the term hereof Borrower shall maintain its concentration accounts at Agent and shall continue to deposit all sums into such accounts in the same manner as shall be consistent with the current practice of the parties. In addition, the Borrower shall cause to be opened and maintained, at all times there is any Obligation owed by the Borrower to the Banks, a lock box and a Blocked Account. All Franchise Fees and Royalties due to the Borrower from its Franchisees shall be delivered to the lock box and shall thereafter be deposited into the Blocked Account for the benefit of the Banks or if any such Franchise Fee or Royalty is received by the Borrower, Borrower shall deliver same to Agent in kind. Agent shall collect the funds so deposited weekly and shall distribute same to the Banks in repayment of the principal of Borrower's Obligations in accordance with the terms of the Credit Agreement.

             k. Beginning November 10, 1999 and monthly thereafter the Borrower shall within 10 days of the end of the previous month deliver to the Agent cycle counts of its Inventory at not less than eight (8) of the stores owned by the Borrower conducted by an independent party acceptable to the Agent. The stores at which Inventory shall be counted each month shall be determined by the Agent. Agent shall notify the Borrower of the stores at which cycle counts are to be taken on or before the 15th day of the month prior to which the cycle counts are to be taken.

             l. Beginning September 15, until the Obligations have been Paid in Full, Borrower shall deliver to the Agent within 45 days after the end of each fiscal quarter and 15 days after the end of each month which is not the end of a fiscal quarter the following information as of the last day of the previous month:

                (i) all cash on hand including but not limited to cash in banks, cash in process and cash at store locations;

                (ii) a certificate of all Inventory by location and the value thereof determined at the lower of cost or market and specifically identifying that which is "pack-away" seasonal Inventory;

                (iii)  sales by store for the prior month;

                (iv)   cash receipts from all sources and disbursements; and

                (v) the status of the Inventory Coverage Ratio referred to in paragraph 5.g. above (and defined in the Intecreditor Agreement) and the basic of the calculation thereof in such detail and form as shall be satisfactory to the Agent.

             In addition to the above, within 45 days after the end of each fiscal quarter, Borrower shall deliver to the Agent Borrower's balance sheet as at the end of the prior month and its statements of cash flows for the period beginning on the first day of Borrower's fiscal year and ended on the date of such period and, on a cumulative basis, its income and surplus statement, all in reasonable detail, all prepared in accordance with generally accepted accounting principles as practiced in the United States of America and all certified as accurate by Borrower's Chief Financial Officer or other officer acceptable to the Agent.

             On or before September 30, 1999 the Borrower shall deliver to the Agent its financial statements for the period through July 3, 1999 including, but not limited to, statements of income and stockholders equity and cash flow from the date after the last audited financial statement of Borrower to July 3, 1999 and the balance sheet as at the end of such period, all prepared in accordance with generally accepted accounting principles in effect in the United States of America applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification, except on a going concern basis by an independent certified public accounting firm selected by Borrower and satisfactory to the Agent. The accounting firm of Deloitte and Touche is currently satisfactory to the Agent.

             Within 90 days after the end of each fiscal year of Borrower, Borrower shall furnish to the Agent its financial statements, including, but not limited to, statements of income and stockholders equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with generally accepted accounting principles in effect in the United States of America applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to the Agent

             m. Immediately upon execution of each Asset Purchase Agreement Borrower shall deliver same to the Agent, together with an assignment of same in form and substance satisfactory to the Agent.

             n. Borrower shall provide the Agent, from time to time, with such information as shall be requested concerning any potential investor or investment of equity into Borrower, including but not limited to the names of prospective investors, the amount to be invested, the form in which the investment is to be made, the terms of the investment and such other information concerning the potential investor or investment as the Agent shall reasonably request.

             o. This Standstill Agreement shall not constitute and shall not be construed or interpreted to constitute a waiver of any Existing Default or any default hereafter occurring under the Credit Agreement. All other rights of the Agent or the Banks contained in the Credit Agreement shall remain in full force and effect to the extent that there remains any Obligation of the Borrower owed to the Banks. Upon the occurrence of an Event of Default or a Termination Event, the Agent and the Banks shall be entitled to exercise all rights and remedies available to them under the Credit Agreement or at law or in equity or otherwise. All periods of limitation specified by statute and all defenses of laches or waiver as to any default existing on the date of this Standstill Agreement or arising during the Forbearance Period will be tolled and otherwise suspended.

             p. The Borrower shall pay to the Banks a Forbearance Fee in the sum of Five Hundred Eighty Thousand Dollars ($580,000) as follows:

                (i)   50% on execution of this Standstill Agreement; and

                (ii)  50% on November 15, 1999.

             q. In addition to all other security granted to the Agent as collateral for Party City's Obligations to the Banks, Party City, without limiting Agent's rights in any other collateral granted to the Agent and not in lieu thereof, hereby grants, assigns and pledges to Agent for the benefit of the Banks and to each Bank a continuing security interest in and to all deposit accounts and money of Party City whether now or hereafter existing at the Agent or any Bank and hereby recognizes the setoff rights of Agent or any Bank in any deposit accounts or other money now in or coming into the Agent's or any Bank's possession with respect to the Obligations.

             It is the intention of the parties hereto that the Borrower shall, on and after November 16, 1999 maintain on hand no more than $10,000,000 of available cash for working capital. To this end, on and after November 16, 1999, on Wednesday of each week, Borrower shall pay over to the Agent all cash on hand in excess of such sum and/or the Agent shall sweep all accounts of Borrower at Agent for such purpose. All excess funds shall be applied on account of the Borrower's Obligations to the Banks subject to Borrower's right to reborrow same as provided for in Sections 5.a. and 5.b. hereof.

          6. Permitted Liens.
             ---------------

             a. Upon the execution by not less than 75% the Seasonal Trade Creditors of the Intercreditor Agreement and the Trade Agreement, the Banks and the Agent hereby consent to Borrower granting a Shared Lien to the Seasonal Trade Agent for the benefit of the Seasonal Trade Creditors in an amount which shall not exceed a sum equal to the total of credit extended to Borrower by the Seasonal Trade Creditors from the Effective Date of the Trade Agreement (as defined therein) to January 15, 2000 less any payments of any kind, including but not limited to credits, set-offs, claims of recoupment, reclamation of goods or proceeds of Inventory, whether in cash or otherwise, made or taken by Seasonal Trade Creditors to whom a lien has been granted at any time in compliance with the Intercreditor Agreement.

             b. The Banks and Agent understand that the Borrower has negotiated with the Investor to obtain the Investment. Upon (i) delivery by the Investor of the sum of $30,000,000 to Borrower on terms and conditions which are satisfactory to the Banks and the Agent in their sole discretion and (ii) the execution by the Investor Agent, the Investors, the Seasonal Trade Agent, the Banks and the Agent of the Intercreditor Agreement, the Banks and the Agent hereby consent to Borrower granting (x) the Shared Lien and (y) the Investor/Banks Shared Lien, to the Investor Agent in an amount not to exceed the sum of $15,000,000 for the sole purpose of securing such portion of the Investment Obligations; provided, however, that distributions to the Investor Agent on account of the Shared Lien shall be made only as provided for under the terms of the Intercreditor Agreement.

             c. In addition to the Shared Lien and the Investor/Banks Shared Lien, upon (i) delivery by the Investors of the sum of $30,000,000 to Borrower on terms and conditions which are satisfactory to the Agent and the Banks in their sole discretion and (ii) the execution by the Investor Agent of Intercreditor Agreement in form and substance satisfactory to the Banks and the Agent, the Banks and the Agent on written notice of their acceptance of the terms and conditions of the Investment and the Intercreditor Agreement, consent to Borrower and Guarantor granting a lien upon the Collateral and the Guarantor's assets to the Investor Agent for the sole purpose of securing the Investment Obligations; provided, however, anything herein to the contrary notwithstanding the liens granted by the Borrower and Guarantor to the Investor Agent under this Section 6.c. shall be fully junior in priority and payment to the lien of the Banks and the Shared Liens at all times that there shall be any Obligations owed to the Banks or any New Trade Credit (as defined in the Intercreditor Agreement) owed to the Seasonal Trade Creditors.

          7. Covenants, Representations and Warranties. Each of Borrower and Guarantor covenants, represents and warrants that:

             a. Borrower and Guarantor are each corporations, duly organized, validly existing and in good standing in their states of incorporation.

             b. Each of Borrower and Guarantor has the requisite power and authority to own its properties and assets and to carry on that business that is now being conducted.

             c. Each of Borrower and Guarantor are fully authorized and permitted to enter this Standstill Agreement and to perform the terms hereof, none of which conflicts with any provision of any law, rule or regulation applicable to Borrower or Guarantor.

             d. This Standstill Agreement is a valid and binding legal obligation of Borrower and Guarantor and is enforceable in accordance with its terms.

             e. The agreements of the Banks contained herein (i) do not in any respect relieve Borrower or Guarantor from their respective obligations to comply with each and every term, agreement and condition applicable to it under its agreements with the Banks and the Agent and (ii) shall not be construed in any respect to prohibit or limit the exercise of any remedies that are or may become available to the Banks or the Agent, otherwise than as expressly provided for herein; and

             f. The agreements of the Banks hereunder shall not in any respect prevent the Obligations of Borrower or Guarantor under the Credit Agreement, Guaranty or related documents from being and becoming due and payable in full to such extent as may be provided in any such agreement.

             g. Except as provided in the Trade Agreement, Borrower shall not pay any Existing Trade Debt prior to January 15, 2000; provided, however, Borrower shall be permitted to make up to $5,200,000 in aggregate payments to the Convenience Class Claimants (sometimes hereinafter, individually the "Claimant") upon the following terms and conditions:

                (i) No such payment to any Claimant shall exceed the lesser of (x) the amount of the Existing Trade Debt owed to such Claimant, or (y) $100,000; and

                (ii) Each such payment shall effect a full and final satisfaction of the Existing Trade Debt claim of such Claimant.

For the purposes of this Standstill Agreement the term "Convenience Class Claimants" shall mean holders of Existing Trade Debt willing to settle their claims for not more than $100,000.

          8. Events of Default. The occurrence or existence of any one or more of the following events or conditions, whatever the reason therefore and whether voluntary, involuntary or effected by operation of law, shall constitute an "Event of Default" under this Standstill Agreement:

             a. The failure of the Borrower to make any payment (including, but not limited to, principal, interest, costs and expenses, including reasonable legal fees) to the Banks or the Agent when and as required by the Credit Agreement or this Standstill Agreement.

             b. Borrower or Guarantor are in default under or shall fail to perform, observe or comply with any covenant, agreement or term contained in the Credit Agreement or in this Standstill Agreement, or the occurrence of any other Event of Default, except the Existing Defaults.

             c. The occurrence of any event or condition which constitutes a breach, default or "event of default" under the Trade Agreement, or the Intercreditor Agreement (or any agreement entered into with the Investors in connection with their Investment), or a termination of the Trade Agreement or the Intercreditor Agreement (or the agreement with the Investors in connection with the Investment).

             d. Borrower or Guarantor shall commence a voluntary proceeding, or if an involuntary proceeding shall be commenced against them (or either of them) which is not discharged within sixty (60) days of filing, seeking liquidation, reorganization, or other relief with respect to either of them or their debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a receiver, trustee, liquidator, custodian or other similar official of them or either of them or a substantial part of their property.

             e. Borrower

                (i) fails to timely pay and satisfy when due any and all valid claims of Trade Vendors expressly permitted by the Trade Agreement; or

                (ii) fails to timely pay and satisfy when due any and all valid taxes, levies or charges by a state, federal or municipal governmental agency or authority.

             f. Entry of final judgment, no longer subject to Judicial review, against Borrower or Guarantor in an amount in excess of $5,000,000 in the aggregate or the issuance of a levy or execution to realize upon any property of Borrower or Guarantor.

             g. Failure of Borrower to fully close and fund the Investment on or before August 16, 1999 on terms and conditions satisfactory to the Banks and the Agent.

             h. The payment to any Trade Vendor or Seasonal Trade Creditor on account of Existing Trade Debt which is not expressly permitted by this Agreement, the Trade Agreement or the Intercreditor Agreement or at any time when an Event of Default or a Termination Event shall exist.

             i. The prepayment or defeasance of any principal to any Investor or on account of the Investment at any time prior to the Obligations to the Banks being paid in full.

          9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when received, if delivered in person, by facsimile with confirmation of receipt, or by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery to the respective parties as follows:

             If to the Agent:
             ---------------

                  To the Banks, in care of the Bank Agent:
                         PNC Bank, National Association, As Agent
                         One PNC Plaza
                         249 5th Avenue, 21st Floor
                         Pittsburgh, PA, 5222
                         Attn.: Thomas J. McCool, SVP
                         (Fax): 412) 762-4157

                  And a copy to:

                         Peter A. Forgosh, Esq.
                         Pitney Hardin Kipp & Szuch
                         P.O. Box 1945 (mail)
                         Morristown, NJ 07962-1945
                         200 Campus Drive (delivery)
                         Florham Park, NJ 07932
                         (Fax) (973) 966-1550

                  If to the Banks:

                         PNC Bank, National Association
                         One PNC Plaza
                         249 5th Avenue
                         Pittsburgh, Pennsylvania 15222
                         Attn.: Thomas J. McCool, SVP
                         (Fax): (412) 762-4157

                         The Chase Manhattan Bank
                         380 Madison Avenue, 9th fl
                         New York, NY 10017
                         Attn: William T. Strout, VP
                         (Fax): (212) 622-4834

                         National City Bank of Pennsylvania
                         20 Stanwix St.
                         Pittsburgh, PA 15222-4802
                         Attn: William F. Nicholson, VP
                         Special Assets Dept.
                         (Fax): (412) 644-0966

                         Fleet Bank
                         777 Main St.
                         CT MO H20A
                         Hartford, CT 06115
                         Attn: Donald J. Sheehan, SVP
                         (Fax): (860) 986-3162

                         LaSalle Bank
                         135 South LaSalle Street, Suite 218
                         Chicago, IL 60603
                         Attn: James Thompson, SVP
                         (Fax): (312) 904-8169

                  If to Party City Corporation or Party City Michigan, Inc.:

                         Party City Corporation
                         400 Commons Way
                         Rockaway, NJ   07866
                         (Fax): (973) 983-1333

                  And a copy to:

                         William Oberdorf, Esq.
                         St. John & Wayne, L.L.C.
                         Two Penn Plaza East
                         Newark, NJ 07105-2249
                         (Fax): (973) 491-3555

or to such other address as any such person may have furnished to the others in writing in accordance herewith, except that notices of changes of address shall only be effective upon receipt.

          10. Ratification; Release of Banks. For good and valuable consideration, the receipt of which is hereby acknowledged, including the agreements and accommodations of the Agent and the Banks set forth in this Standstill Agreement, Borrower and Guarantor, for themselves and their present and former officers, directors, partners, shareholders, affiliates, beneficiaries, agents and employees, personal representatives, successors, and assigns, do hereby unconditionally and irrevocably release, quit and forever discharge the Agent and the Banks and their predecessors in interest, their present and former officers, directors, partners, shareholders, affiliates, beneficiaries, asset managers, subasset managers, agents, attorneys and employees, personal representatives, successors, and assigns, of and from any and all liabilities, claims, demands, actions, and causes of action (including without limitation any claim based upon usury), whether known or unknown, contingent or matured, and whether arising pursuant to statute, contract, tort, or equity, now existing or that may hereafter arise with respect to acts, omissions or events occurring prior to the date hereof, arising out of or in any way connected with, directly or indirectly, the Loan or the Credit Agreement. No matter released herein has been previously assigned or transferred to any other person or entity.

          11. Costs, Fees and Expenses. Upon demand, Borrower shall pay or reimburse the Agent and the Banks for any fees and expenses that may be payable or incurred in connection with the existing Events of Default, the administration of the Credit Agreement and the Loan, this Standstill Agreement and/or which may be due under or pursuant to the Credit Agreement and all its reasonable and customary out-of-pocket costs and expenses incurred in connection with such defaults or the Credit Agreement and the preparation, negotiation and execution of this Standstill Agreement, including, without limitation, the reasonable fees and disbursements of their attorneys. This provision is in addition to and not in lieu or limitation of any obligations of the Borrower and Guarantor for payment of fees, costs and expenses contained in the Credit Agreement.

          12. Counterparts and Facsimile. This Standstill Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument. This Standstill Agreement may be executed and transmitted by facsimile signature and shall be effective and binding upon execution and transmission of same.

          13. Waiver of Jury Trial. ALL PARTIES TO THIS STANDSTILL AGREEMENT, UPON ADVICE OF THEIR RESPECTIVE ATTORNEYS OR ADVISORS, HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY, EXPRESSLY AND MUTUALLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS STANDSTILL AGREEMENT OR THE CREDIT AGREEMENT EVIDENCING THE LOAN, OR (B) IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS STANDSTILL AGREEMENT OR THE CREDIT AGREEMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, OR (C) IN ANY LITIGATION BETWEEN THE PARTIES IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE, AND EACH PARTY HEREBY AGREES AND CONSENTS THAT EACH SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND ANY PARTY TO THIS STANDSTILL AGREEMENT MAY FILE THIS ORIGINAL STANDSTILL AGREEMENT OR A COPY THEREOF WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO A TRIAL BY JURY.

          14. No Waiver. Neither this Standstill Agreement nor the forbearance and other agreements contained herein shall be deemed a waiver of any rights and remedies available to the Agent and the Banks pursuant to the terms of the Credit Agreement or any default or Event of Default existing thereunder except as specifically set forth herein. For all other purposes the Credit Agreement remains in full force and effect as if this Standstill Agreement had not been executed.

          15. Further Assurances. Each party hereto shall sign such other documents and do such other acts as necessary or desirable to carry out this Standstill Agreement before and after the Termination Date.

          16. Amendments. This Standstill Agreement may not be amended, modified, altered, or changed except in a signed writing by the parties hereto.

          17. Governing Law. This Standstill Agreement shall be governed by the laws of the State of New Jersey and the United States of America, without regard to their conflict of laws or principles.

          18. Definitions. Any capitalized term not otherwise defined herein shall have the same meaning as ascribed to such term in the Credit Agreement unless the context clearly requires otherwise.

          19. Severability. The provisions of this Standstill Agreement are severable. If any provision of the Standstill Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such invalidity or unenforceability shall not in any manner affect the validity or enforceability of such provision in any other jurisdiction or any other provision of the Standstill Agreement in any jurisdiction.

          20. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Bank, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under this Standstill Agreement without the prior written consent of the Agent.

                            [SIGNATURE PAGES FOLLOW]

          IN WITNESS WHEREOF, the parties hereto have executed this Standstill Agreement on the date first indicated above and have set their hands and seals or caused these presents to be signed by their proper corporate officers and sealed with their seals.

PNC BANK, NATIONAL ASSOCIATION

As Agent


By:/s/ Richard G. Depaul             8/16/99
   -------------------------         --------------------------
Name:  Richard G. Depaul             Dated:
Title: Senior Vice President


PARTY CITY CORPORATION


By:/s/ Jack H. Futterman             8/16/99
   ------------------------          --------------------------
Name:  Jack H. Futterman             Dated:
Title:


PARTY CITY MICHIGAN, INC.


By:/s/ Jack H. Futterman             8/16/99
   ------------------------          --------------------------
Name:  Jack H. Futterman             Dated:
Title:




PNC BANK, NATIONAL ASSOCIATION


By:/s/ Richard G. Depaul             8/16/99
   -------------------------         --------------------------
Name:  Richard G. Depaul             Dated:
Title: Senior Vice President



THE CHASE MANHATTAN BANK


By:/s/ Stephen W. Revis              8/13/99
   -------------------------         --------------------------
Name:  Stephen W. Revis              Dated:
Title: Vice President

NATIONAL CITY BANK OF PENNSYLVANIA


By:/s/ William F. Nicholson          8/13/99
   -------------------------         --------------------------
Name:  William F. Nicholson          Dated:
Title: Vice President



FLEET BANK, N.A.


By:/s/ Donald R. Nicholson           8/13/99
   -------------------------         --------------------------
Name:  Donald R. Nicholson           Dated:
Title: Senior Vice President



LASALLE BANK, N.A.


By:/s/ James Thompson                8/16/99
   -------------------------         --------------------------
Name:  James Thompson                Dated:
Title: Group Senior Vice
          President